EXHIBIT (i)

                                 Stoel Rives LLP
                                    Attorneys
                            Standard Insurance Center
                         900 SW Fifth Avenue, Suite 2600
                           Portland, Oregon 97201-1268
                    Phone: (503) 224-3380 Fax:(503) 220-2480

                               September 21, 1999

Board of Directors
The Jensen Portfolio, Inc.
430 Pioneer Tower
888 S.W. Fifth Avenue
Portland, OR 97204-2018

     We have acted as counsel to The Jensen Portfolio, Inc. (the "Fund") in connection with the preparation and filing of Amendment No. 9 to the Fund's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 covering an indefinite number of shares of Common Stock of the Fund (the "Shares") pursuant to Rule 24f-2. We have reviewed the corporate action of the Fund in connection with this matter and have examined those documents, corporate records and other instruments we deemed necessary for purposes of this opinion.

     Based upon the foregoing, it is our opinion that:

     1. The Fund has been duly organized and is validly existing as a corporation under the laws of the state of Oregon;

     2. One hundred million shares of the Fund have been duly authorized; and

     3. The Shares, when issued and sold in the manner described in the prospectus included in the Registration Statement and in accordance with resolutions adopted by the Board of Directors of the Fund, and when payment therefor shall have been received by the Fund, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,

                                       STOEL RIVES LLP

                                       Stoel Rives LLP